Exhibit 99.1

FOR IMMEDIATE RELEASE
Source: The Hartcourt Companies, Inc.
Shanghai, December 28, 2006 at 7.00 pm EST

Press Release

Hartcourt Announces Signing Definitive Agreement to Acquire 51% Equity Interest in Taishun Yucai Senior School in Zhejiang China

Shanghai - December 28, 2006— The Hartcourt Companies, Inc. (OTC BB: HRCT, Frankfurt: 900009) today announced that it (“the Company”) has signed a definitive agreement to acquire 51% equity interest in Taishun Yucai Senior School in Zhejiang Province China (“Yucai”). The current shareholders of Yucai led by Mr. Shunsheng Dong will hold the remaining 49% equity interest.

The transaction is expected to be completed in February 2007 subject to certain preconditions being satisfied, including the receipt of all necessary governmental approvals.

The total consideration to be paid by the Company for the acquisition is US$2 million cash and 5.5 million shares of the Company’s restricted common stock. The cash consideration is payable in three installments within one year time after acquisition completion, and the shares consideration will be paid upon acquisition completion. Mr. Dong and his fellows together with Yucai have guaranteed that the Company will receive minimum RMB4.3 million cash (US$554 thousand) in terms of profit and management fee each year for the three years following closing (2007-2009), while the Company guaranteed the average 3-day closing price of its shares prior to one year anniversary of the issuing date of consideration shares paid to Mr. Shunsheng Dong and his fellows not less than US$0.50 per share.

The acquisition marks the milestone of the Company in implementing its strategy to enter into and focus on vocational education/ training market in China.

Founded in 1998, Yucai provides high school education and vocational training services to students in the region of Taishun County, Wenzhou, Zhejiang, China. Yucai has over 1800 students and over 150 members of the faculty at the school. Yucai recorded net profit of RMB2 million (US$261 thousand) on net revenue of RMB14 million (US$1.9 mil) for year ended December 31, 2005 and projected net profit of RMB5.5 million (US$701 thousand) on net revenue of RMB16 million (US$2 mil) for year ended December 31, 2006 based on the independent due diligence results.

Yucai is switching from its past sole focus on high school education to a dual focus on high school and vocational training business. The school will offer programs of mechanical engineering, digital controlling, model design and manufacturing, CAD etc., to address the demand for skilled workers in the technology sector in the Wenzhou area (Taishun is part of Wenzhou City). Wenzhou is one of the largest manufacturing bases in China, especially in light industrial products.

After the acquisition, Yucai will become a platform for the Company to further acquire Taishun Vocational & Technical School, the state-owned vocational education centre in Taishun County. The negotiation is currently underway.

Mr. Shunsheng Dong, founder and President of Yucai, commented, “We are delighted to finally reach the agreement with Hartcourt. Wenzhou is a city well known for encouraging and fostering strongly growing companies and that means Yucai is in the right market. Under the leadership of Hartcourt, we believe we can make it more prosperous and eventually realize its long term goals which in turn will benefit the whole society in terms of economic and social development in the region. We are excited about the opportunity of being part of Hartcourt.”

Dr. Yungeng Hu, President and CFO of the Company, who is leading the development of the Hartcourt’s new business ventures, commented, “Our mission is to create and develop the talent of workers, which is necessary for China’s future growth. Signing definitive agreement with Yucai and having it as our first portfolio company in education sector is crucial for Hartcourt at current transitional and expansion stage. We look forward to the prospect of uniting our two companies’ strength. We believe that the acquisition will enhance earnings commencing upon completion of the acquisition.”

About Hartcourt
Hartcourt’s achievements and operations can be found on its web site: www.hartcourt.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. Forward looking statements are identified by words such as “expects,” “believes,” “anticipates,” and words of similar import. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, including those risks identified in the company’s filings with the U.S. Securities and Exchange Commission, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Tingting Ni, Tel: + 86 21 51521577 Fax: + 86 21 51521579 Email: ir@hartcourt.com